UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________________________________________________________________
FORM 8-K
_______________________________________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 27, 2017

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RealPage, Inc.
(Exact name of registrant as specified in its charter)
 ______________________________________________________________________________________________

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Lakeside Blvd. Richardson, Texas		75082
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 820-3000
(Former name or former address, if changed since last report)

 ______________________________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Asset Purchase Agreement with Rainmaker Group

On February 27, 2017, RealPage, Inc., a Delaware corporation (“RealPage”), and RP Newco XX LLC, a newly formed Delaware limited liability company and wholly owned subsidiary of RealPage (“Newco”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Rainmaker Group Holdings, Inc., a Georgia corporation (“RGH”), The Rainmaker Group Ventures, LLC, a Delaware limited liability company (“RGV”), certain other affiliated parties and major equityholders of RGH and RGV (collectively, the “Sellers”) and a designated representative of the Seller equity holders. Pursuant to the Asset Purchase Agreement and subject to the conditions set forth therein, Newco will acquire from certain of the Sellers (the “Acquisition”) discrete assets and liabilities that comprise the multifamily business (collectively, the “Business”) of such Sellers.

Pursuant to the Asset Purchase Agreement, RealPage will pay approximately $300 million in cash, subject to reduction for outstanding indebtedness and unpaid transaction expenses and subject to a working capital adjustment, in exchange for the Business. RealPage will retain a portion of the purchase price as a holdback to serve as security for the benefit of RealPage and its affiliates in respect of the indemnification obligations of the Sellers. Subject to any indemnification claims made, the holdback will be released to the Sellers on or shortly after the first anniversary date of the closing of the Acquisition.

The Asset Purchase Agreement contains customary representations and warranties and covenants of RealPage, Newco and the Sellers. The Asset Purchase Agreement also contains customary closing conditions. The representations, warranties and covenants contained in the Asset Purchase Agreement were made only for purposes of the Asset Purchase Agreement and as of the specified dates set forth therein, were solely for the benefit of the parties to the Asset Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of RealPage, Newco or the Sellers or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in RealPage’s public disclosures.

The Asset Purchase Agreement includes certain termination rights that could be exercised by RealPage or the Sellers upon the occurrence of certain events, including the ability of RealPage or the Sellers to terminate the Asset Purchase Agreement in the event that the Acquisition has not closed on or prior to May 31, 2017 (subject to extension for up to 90 days in the event that the expiration or termination of the waiting period under applicable antitrust laws has not occurred). No party may terminate the Asset Purchase Agreement pursuant to the foregoing if the failure of the closing of the Acquisition to occur is due to the failure of such party to perform its obligations under the Asset Purchase Agreement. In addition, either RealPage or the Sellers may terminate the Asset Purchase Agreement if the other party breaches any representations, warranties, covenants or other agreements that would cause the obligations of such party not to be satisfied and such breach is not or cannot be cured by May 31, 2017.

Subject to satisfaction of the closing conditions included in the Asset Purchase Agreement and assuming that the Asset Purchase Agreement is not terminated, the Acquisition is expected to close in the second quarter of 2017.

The foregoing summary is qualified in its entirety by the full text of the Asset Purchase Agreement, which RealPage will file with the Securities and Exchange Commission as an exhibit to a forthcoming periodic financial report.

Third Amendment to Credit Agreement and Incremental Amendment

On February 27, 2017, RealPage entered into the Third Amendment to Credit Agreement and Incremental Amendment (the “Amendment”) among RealPage, the subsidiaries of RealPage party thereto, each of the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent (the “Agent”). The Amendment amends certain terms of RealPage’s Credit Agreement, dated as of September 30, 2014 (as amended, the “Credit Agreement”) to, among other things, provide for an incremental $200 million delayed draw term loan (the “Delayed Draw Term Loan”) that is available to be drawn until May 31, 2017, extend the maturity date of the Revolving Facility (as defined below) and term loans under the Credit Agreement to February 27, 2022 and amend the amortization schedule for the existing term loan under the Credit Agreement. With the new Delayed Draw Term Loan, the existing $125 million original principal amount term loan (the “Existing Term Loan”) and the existing $200 million revolving facility (the “Revolving Facility”), the Credit Agreement now includes $522,656,250 of drawn or available credit.

The proceeds of the Delayed Draw Term Loan may be used to finance acquisitions that are permitted under the terms of the Credit Agreement, including the Acquisition. Except as amended, all of the existing terms of the Credit Agreement remain in effect. As of February 27, 2017, there was $122,656,250 in aggregate principal amount outstanding under the Existing Term Loan and no amounts drawn under the Delayed Draw Term Loan or the Revolving Facility. All of the obligations of the Credit Agreement, including the Delayed Draw Term Loan once drawn, are secured by substantially all of RealPage’s assets and guaranteed by RealPage’s existing and future domestic subsidiaries, except certain excluded subsidiaries, as provided in the Credit Agreement.

On February 15, 2017, RealPage entered into the Second Amendment to Credit Agreement, which modified the definitions of Consolidated EBITDA and Pro Forma Basis to provide additional adjustments to financial calculations under the Credit Agreement, and provided that RealPage could request increased incremental commitments for the revolver and term loans thereunder in an aggregate principal amount of up to $150,000,000 plus an amount that would not cause RealPage's consolidated net leverage ratio to exceed 3.25 to 1.00, calculated on a pro forma basis, subject to customary conditions terms and conditions. Such amendment was determined not to be material to RealPage.  The foregoing description of the Second Amendment is qualified in its entirety by the full text of the Second Amendment, which RealPage will file with the Securities and Exchange Commission as an exhibit to a forthcoming periodic financial report.
Certain of the lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with RealPage or RealPage’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Additional details of the Credit Agreement were previously disclosed in RealPage’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on October 1, 2014 and February 26, 2016, and are incorporated herein by reference.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment, which RealPage will file with the Securities and Exchange Commission as an exhibit to a forthcoming periodic financial report.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Third Amendment to Credit Agreement and Incremental Amendment” of Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 7.01.     Regulation FD Disclosure.

On February 27, 2017, RealPage issued a press release announcing that it had entered into the Asset Purchase Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated February 27, 2017

Exhibit 99.1 attached hereto shall be deemed “furnished” and not “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section, and shall not be incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/ Stephen T. Winn
Stephen T. Winn Chief Executive Officer, President and Chairman

Date: February 27, 2017

Exhibit Index

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated February 27, 2017